EXHIBIT 2.1


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
--------------------------------
                                 )
In re                            )     Chapter 11 Case
                                 )
MRI-MADISON RESOURCES, INC.,     )     Case No. 00-11445 (PCB)
                                 )
                        Debtor.  )
-------------------------------- )
                                 )
In re                            )     Chapter 11 Case
                                 )
MEDICAL RESOURCES, INC.,         )     Case No. 00-11446 (PCB)
                                 )
                        Debtor.  )
-------------------------------- )




                          JOINT PLAN OF REORGANIZATION

                                  April 7, 2000


       Willkie Farr & Gallagher
       787 Seventh Avenue
       New York, New York 10019
       Counsel to the Debtors and Debtors
       in Possession








            MRI-Madison Resources, Inc. and Medical Resources, Inc. (collectively, the "Debtors") under chapter 11 of title 11 of the United States Code, in each of their separate reorganization cases, which have been consolidated for procedural purposes only, hereby propose and file this Joint Plan of Reorganization (the "Plan").

        ------------------------------------------------------------

               PURSUANT TO SECTION 1125 OF TITLE 11 OF THE UNITED STATES CODE, NOTHING CONTAINED IN THIS PLAN SHOULD BE CONSTRUED AS CONSTITUTING A SOLICITATION OF ACCEPTANCES OF THIS PLAN UNTIL SUCH TIME AS THE DEBTORS' DISCLOSURE STATEMENT (AS DEFINED HEREIN) HAS BEEN APPROVED BY THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND DISTRIBUTED, WITH APPROPRIATE BALLOTS TO ALL HOLDERS OF IMPAIRED CLAIMS AGAINST THE DEBTORS ENTITLED TO VOTE ON THE PLAN. THE DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY SUCH COURT FOR USE IN SOLICITING ACCEPTANCES OF THIS PLAN. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED PLAN AND DISCLOSURE STATEMENT FROM TIME TO TIME THEREAFTER UNTIL A DISCLOSURE STATEMENT PROPOSED BY THE DEBTORS IS APPROVED BY THE COURT. REFERENCE IS MADE TO SUCH DISCLOSURE STATEMENT FOR A DISCUSSION OF VOTING INSTRUCTIONS, RECOVERY INFORMATION, CLASSIFICATION, THE DEBTORS' HISTORY, BUSINESSES, PROPERTIES, RESULTS OF OPERATIONS AND A SUMMARY AND ANALYSIS OF THIS PLAN. ALL CLAIMANTS AND EQUITY INTEREST HOLDERS ARE HEREBY ADVISED AND ENCOURAGED TO READ THE DISCLOSURE STATEMENT AND THIS PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

               THIS PLAN AND THE DISCLOSURE STATEMENT HAVE NOT BEEN REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF THE DEBTORS SHOULD EVALUATE THIS PLAN IN LIGHT OF THE PURPOSES FOR WHICH IT WAS PREPARED.

               AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS PLAN AND THE DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

        ------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

INTRODUCTION.................................................................1

ARTICLE I.  DEFINITIONS......................................................1

ARTICLE II.  METHOD OF CLASSIFICATION OF CLAIMS AND INTERESTS...............11
         2.1.  General Rules of Classification..............................11
         2.2.  Administrative, Priority Tax, DIP Bank, Fee Claims and
                 Priority Claims against any Debtor.........................11

ARTICLE III.  CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST AND
                 INTERESTS IN MRI...........................................11
         3.1.  UNCLASSIFIED CLAIMS..........................................11
         3.2.  CLASS PRI....................................................11
         3.3.  CLASS SEC....................................................12
         3.4.  CLASS GUC....................................................12
         3.5.  CLASS SNC....................................................12
         3.6.  CLASS LIT....................................................12
         3.7.  CLASS CAN....................................................12
         3.8.  CLASS PRF....................................................13
         3.9.  Class EQT....................................................14

ARTICLE IV.  NEW MRI COMMON STOCK...........................................14
         4.1.  New MRI Common Stock.........................................14

ARTICLE V.  TREATMENT OF UNCLASSIFIED CLAIMS................................15
         5.1.  Administrative Claims........................................15
         5.2.  Priority Tax Claims..........................................15
         5.3.  Fee Claims...................................................15

ARTICLE VI.  IMPLEMENTATION.................................................16
         6.1.  Reorganized MRI..............................................16
         6.2.  Liquidation and Allowance of Litigation Claims...............16
         6.3.  Redistribution of Assets.....................................16
         6.4.  Directors of Reorganized MRI and Other Reorganized
                 Companies..................................................16
         6.5.  Management of Reorganized Companies..........................17
         6.6.  Option Plan..................................................17
         6.7.  Dissolving Debtor............................................17
         6.8.  Distributions to Holders of Claims...........................17
         6.9.  Miscellaneous Distribution Provisions........................18
         6.10. Unclaimed Property...........................................19
         6.11. Distribution of Excess Property..............................19
         6.12. Disputed Payments............................................19
         6.13. Withholding Taxes............................................19
         6.14. Voting of Certain New MRI Common Stock.......................19
         6.15. Fractional Plan Securities...................................20



                                       (i)

ARTICLE VII.  EFFECT OF THE PLAN ON CLAIMS AND INTERESTS....................20
         7.1.  Discharge....................................................20
         7.2.  Revesting and Vesting........................................22
         7.3.  Survival of Certain Indemnification Obligations..............22
         7.4.  Release and Waiver of Claims.................................23
         7.5.  Retention and Enforcement of Claims..........................25
         7.6.  Claims and Interests Objections..............................25

ARTICLE VIII.  EXECUTORY CONTRACTS..........................................25
         8.1.  Executory Contracts and Unexpired Leases.....................26
         8.2.  Executory Contracts and Unexpired Leases.....................26
         8.3.  Cure.........................................................27

ARTICLE IX.  CONDITIONS TO CONFIRMATION AND CONSUMMATION....................27
         9.1.  Conditions to Confirmation...................................27
         9.2.  Conditions to Consummation...................................28
         9.3.  Waiver of Conditions to Confirmation and Consummation........29
         9.4.  Effect of Nonoccurrence of the Conditions to Consummation....30

ARTICLE X.  ADMINISTRATIVE PROVISIONS.......................................31
         10.1. Retention of Jurisdiction....................................31
         10.2. Governing Law................................................32
         10.3. Corporate Action.............................................32
         10.4. Effectuating Documents and Further Transactions..............32
         10.5. Limitation of Liability......................................33
         10.6. Amendments...................................................33
         10.7. Successors and Assigns.......................................34
         10.8. Confirmation Order and Plan Control..........................34
         10.9. Rules of Construction........................................34



                                      (ii)

                                  INTRODUCTION

     These Reorganization Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Court. Medical Resources, Inc. will be reorganized and MRI-Madison Resources, Inc. will be dissolved as a means of implementing this Plan. Cash, Warrants and/or New MRI Common Stock will be distributed to claimants, as set forth herein. Certain claimants will be eligible to participate in a Rights Agreement in addition to receiving a Distribution under this Plan.

                                   ARTICLE I.

                                   DEFINITIONS

          The capitalized terms set forth below shall have the following meanings:

          1.1. Administrative Claim means an unsecured Claim, other than a Fee Claim, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services rendered); (b) allowed claims for reclamation of goods pursuant to section 546(c) of the Bankruptcy Code; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of title 28 of the United States Code.

          1.2. Allowed Claim means a Claim to the extent such Claim is: (a) either: (i) scheduled by a Debtor pursuant to the Bankruptcy Code and Bankruptcy Rules in a liquidated amount and not listed as contingent, unliquidated or disputed; (ii) proof of which or, if required by the Bankruptcy Code, the Bankruptcy Rules or pursuant to this Plan, an application for has been timely filed, or deemed timely filed with the Court pursuant to the Bankruptcy Code, the Bankruptcy Rules and/or any applicable orders of the Court, or late filed with leave of Court, after notice and a hearing; or (iii) listed in Schedules 1 or 2 annexed hereto which provides for the amount of such Claim; and (b) either
(i) not objected to within the period fixed by the Bankruptcy Code, the Bankruptcy Rules and/or applicable orders of the Court; or (ii) otherwise allowed or deemed allowed by a Final Order or pursuant to this Plan. An Allowed Claim (A) includes a previously Disputed Claim to the extent such Disputed Claim becomes allowed when the context so requires and (B) shall be net of any setoff amount which shall be deemed to have been setoff in accordance with the provisions of this Plan. The term Allowed Claim shall include an Allowed Claim in each specified Class; provided, however, that nothing contained in this section 1.2 shall alter or modify the rights of any holder of a Claim that is Reinstated, or the rights of MRI with respect to such Reinstated Claim.

          1.3. Allowed DVI Unsecured Note Claim means the Allowed Claim of DVI in the Face Amount of $5,339,316.86.

          1.4. Allowed Interest means an Interest (exclusive of any shares of such stock held in treasury) which is: (a)(i) registered as of the applicable Record Date and listed on the schedule of equity security holders filed by the Debtors in these cases, or (ii) a Claim based upon the ownership of an equity security, and (b) either not timely objected to, allowed (but only to the extent allowed) or deemed allowed by a Final Order or pursuant to this Plan. The term Allowed Interest shall include an Allowed Interest in each specified Class.

          1.5. Allowed Senior Note Claim means the Allowed Claims of the holders of the Senior Notes in the aggregate Face Amount of $75,000,000.

          1.6. Ballot Deadline means the date and time set by the Court by which the Claims Agent must receive all Ballots.

          1.7. Ballot means the ballot distributed to each eligible claimant by the Claims Agent, on which ballot such claimant may, inter alia, vote for or against the Plan.

          1.8. Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended.

          1.9. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Court (including any applicable local rules of the United States District Court for the Southern District of New York), as now in effect or hereafter amended.

          1.10. Book Value means (a) [$_________,] with respect to Old Common MRI Stock and (b) [$__________] with respect to Old Preferred Stock.

          1.11. Business Day means any day except a Saturday, Sunday, or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

          1.12. Cash means cash and cash equivalents, including but not limited to bank deposits, checks, and other similar items.

          1.13. Claim means a claim against a Debtor, whether or not asserted, known or unknown, as such term is defined in section 101(5) of the Bankruptcy Code, except where such term is used in the lowercase herein, in which event the term "claim" shall mean a claim against any party as such term is defined in section 101(5) of the Bankruptcy Code

          1.14. Claims Agent means the entity designated by Court order to distribute, collect and tally Ballots from claimants and interest holders. Initially, the Claims Agent is Donlin, Recano & Co.

          1.15. Class Action Subordinated Note Claim means a Claim based on the beneficial ownership of a Class Action Subordinated Note.

          1.16. Class Action Subordinated Notes means those certain uncertificated convertible promissory obligations to be lawfully executed and issued by MRI pursuant to that certain Stipulation of Settlement dated May 12, 1999, as amended by that certain Supplement and Amendment to Stipulation of Settlement dated August 5, 1999, and executed by the parties to Consolidated Civil Action No. 97-5531, entitled Joan D. Ferrari, et al v. Medical Resources -- -- Inc., Gary N. Siegler, William D. Farrell, John P. O'Malley, III, Stephen
M. Davis, Gary L. Fuhrman, John J. Josephson and Neil H. Koffler, in the aggregate Face Amount of $5,250,000.

          1.17. Class means a group of Claims or Interests substantially similar to each other as classified under this Plan and more particularly described in
Article III of the Plan.

          1.18. Company means the business enterprise collectively comprised of MRI and each of the Subsidiaries.

          1.19. Compromised Claim or Interest means any Claim or Interest that is not Reinstated by this Plan.

          1.20. Confirmation Date means the date the Court enters the Confirmation Order on its docket.

          1.21. Confirmation Hearing means the hearing pursuant to which the Court enters the Confirmation Order.

          1.22. Confirmation Order means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

          1.23. Court means the United States Bankruptcy Court for the Southern District of New York, or any other court exercising competent jurisdiction over the Reorganization Cases or any proceeding therein.

          1.24. Creditors' Committee means, if any, the Official Committee of Unsecured Creditors in these Reorganization Cases, as appointed by the Office of the United States Trustee for the Southern District of New York and reconstituted from time to time.

          1.25. Debtors has the meaning ascribed to such term on the first page of this Plan (each of the Debtors is individually referred to herein as a Debtor).

          1.26. Disbursing Agent means the entity or entities designated in the Confirmation Order to disburse Distributions pursuant to this Plan. Nothing herein shall preclude Reorganized MRI from being designated as the Disbursing Agent. The identity of the initial Disbursing Agent shall be set forth in the Confirmation Order.

          1.27. Disclosure Statement means the Disclosure Statement that relates to this Plan and is approved by the Court pursuant to section 1125 of the Bankruptcy Code, as such Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein).

          1.28. Disclosure Statement Order means the order of the Court approving the Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code.

          1.29. Disputed Claim means that portion (including, when appropriate, the whole) of a Claim that is not an Allowed Claim as to which: (a) a proof of claim has been filed, or deemed filed under applicable law or order of the Court, with the Court; (b) an objection has been or may be timely filed; and (c) such objection has not been: (i) withdrawn; (ii) overruled or denied in whole or part by a Final Order, or (iii) granted in whole or part by a Final Order. For the purposes of the Plan, a Claim shall be considered a Disputed Claim in its entirety before the time that an objection has been or may be filed if: (A) any corresponding Claim scheduled by the relevant Debtor has been scheduled as disputed, contingent or unliquidated; or (B) no corresponding Claim has been scheduled by the relevant Debtor in its Schedules of Assets and Liabilities; provided, however, that nothing contained in this Section 1.29 shall alter or modify the rights of any holder of a Claim that is Reinstated or the rights of MRI or DVI with respect to such Reinstated Claim.

          1.30. Dissolving Debtor means MRI-Madison Resources, Inc., which shall cease to exist as of the Effective Date pursuant to the terms herein.

          1.31. Distribution Address means the address set forth in the relevant proof of claim or proof of interest. If no proof of claim or proof of interest is filed in respect to a particular Claim or Interest, such defined term means the address set forth in the relevant Debtor's Schedules of Assets and Liabilities or register maintained for registered securities or otherwise as maintained in the MRI's books and records.

          1.32. Distribution Agreement means the agreement of the holders of Senior Note Claims and DVI, which agreement is formed upon the holders of the Senior Note Claims and DVI voting as a Class to accept this Plan and without any other action whatsoever being necessary, permitting a portion of a Distribution, to which such holders of the Senior Note Claims and the DVI Unsecured Note Claim would otherwise have been entitled to receive as a result of a Distribution Contingency, to be directly distributed by the Debtors under the Plan to the holders of certain junior Allowed Claims or Interests, in consideration for the holders of such junior Claims or Interests voting as a Class to accept the Plan; provided, however, that no Person shall have recourse against any holder of a Senior Note Claim or DVI for any reason whatsoever related to or arising under the Distribution Agreement, this Plan or any event occurring as a result thereof.

          1.33. Distribution Contingency occurs with respect to a Class of Claims or Interests when (i) such Class votes to accept the Plan, and (ii) a Class of Claims or Interests senior in priority to the Class referred to in subclause (i) hereof votes to reject the Plan. For example, if the members of Class LIT vote so as to cause that entire Class to be deemed to have voted against confirmation of the Plan then a Distribution Contingency shall have occurred with respect to Class PRF and Class EQT provided that Class PRF and/or Class EQT, as the case may be, has voted to accept the Plan.

          1.34. Distribution means the distribution in accordance with this Plan of: (a) Cash; (b) New MRI Common Stock; (c) the right to purchase New MRI Common Stock through the Rights Agreement, and/or (d) Warrants, as the case may be.

          1.35. Distribution Record Date means the date and time so designated in the Confirmation Order for the Disbursing Agent to determine which holders of Claims and Interests are entitled to a distribution hereunder.

          1.36. DVI means DVI Financial Services, Inc.

          1.37. DVI Unsecured Note means that certain unsecured promissory note in the outstanding principal amount of $5,120,615 lawfully executed by MRI on or about December 21, 1999 for the benefit of DVI.

          1.38. Effective Date means: (a) if no stay of the Confirmation Order is in effect, a Business Day selected by the Debtors, which date is not more than 10 calendar days after the date each of the conditions set forth in section
9.1 hereof has been satisfied or waived as set forth in sections 9.1 or 9.3 hereof; or (b) if a stay of the Confirmation Order is in effect, a Business Day selected by the Debtors that is not more than 10 calendar days after the later of: (i) the date such stay is vacated by statute, rule or order of the Court or any appeal, rehearing, remand or petition for certiorari is resolved in a manner that does not reverse or materially modify the Confirmation Order; or (ii) the date each condition set forth in section 9.1 hereof has been satisfied or waived as set forth in sections 9.1 or 9.3 hereof.

          1.39. Equitably Subordinated Litigation Claim means any Claim, to the extent that such Claim is listed on Schedule 2 annexed hereto, whether asserted or unasserted, and based on the alleged facts set forth in the litigations listed on such Schedule 2, held by a named party to such litigations or any party who may be joined or otherwise made a party thereto. To the extent any such litigation is in respect of an action for more than one Claim, such Claims may be placed in separate classes.

          1.40. Estate means the relevant estate created in each of the Reorganization Cases by section 541 of the Bankruptcy Code.

          1.41. Estimation Order means an order or orders of the Court estimating for voting and/or distribution purposes (under section 502(c) of the Bankruptcy Code) the aggregate or individual Face Amount of Interests or Disputed Claims in each Class. The defined term Estimation Order includes the Confirmation Order if the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

          1.42. Executive Management means Mr. Christopher Joyce and Mr. Geoffrey Whynot.

          1.43. Face Amount means: (a) with respect to any Claim, for which a proof of claim is filed, an amount equal to: (i) the liquidated amount, if any, set forth therein and not objected to or estimated; or (ii) any other amount set forth in an Estimation Order, the Confirmation Order or any other order of the Court; (b) with respect to any Claim scheduled in the relevant Debtor's Schedules of Assets and Liabilities, but for which no proof of claim is filed, the amount of the Claim scheduled as undisputed, noncontingent and liquidated;
(c) with respect to any Claim which is deemed allowed pursuant to this Plan, the amount set forth in this Plan or in Schedules 1 or 2 annexed hereto. For the purposes of determining Distributions hereunder, the Face Amount of each share representing an Interest in the Debtors shall be deemed to have a value equal to the applicable Book Value of such shares divided by the total number of issued and outstanding shares in that Class of Interests.

          1.44. Fee Claim means a Claim for compensation or reimbursement of expenses pursuant to section 327, 328, 330, 331 or 503(b) of the Bankruptcy Code in connection with an application made to the Court in these Reorganization Cases.

          1.45. Final Order means an order or judgment of the Court, as entered on the docket of the Court that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Court, may be filed with respect to such order, shall not cause such order not to be a Final Order.

          1.46. General Unsecured Claim means any Claim that is not one of the following: (a) an Administrative Claim; (b) a Priority Claim; (c) a Priority Tax Claim; (d) a Secured Claim; (e) a Fee Claim; (f) a Litigation Claim; (g) a Senior Note Claim; (h) a DVI Unsecured Claim; (i) a Class Action Subordinated Note Claim; (j) Rejection Claim; or (k) a Claim included within any other Class including, but not limited to Claims included in Class EQT.

          1.47. Interest means (i) any rights based upon the ownership, whether legal or beneficial, of an equity security, within the meaning of section 101(16) of the Bankruptcy Code, in a Debtor, including but not limited to Old MRI Common Stock and Old Preferred Stock, and (ii) a Claim arising out of or based upon the ownership of an equity security.

          1.48. Litigation Claim means any Claim, to the extent that such Claim is listed on Schedule 1 annexed hereto, whether asserted or unasserted and based on the alleged facts set forth in the litigations listed on such Schedule 1, held by a named party to such litigations or any party who may be joined or otherwise made a party thereto. To the extent any such litigation is in respect of an action for more than one Claim, such Claims may be placed in separate classes.

          1.49. MRI means Medical Resources, Inc., a Delaware corporation and a Debtor in a case under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.

          1.50. New MRI Common Stock means the new voting common stock of Reorganized MRI, described in section 4.1 hereof, issued on the Effective Date and distributed in the manner provided by this Plan.

          1.51. Notice Address means the address to which notices must be sent to parties in interest pursuant to Bankruptcy Rule 2002(g) and/or any orders of the Court.

          1.52. Notice of Confirmation means the notice of entry of the Confirmation Order to be mailed by the Clerk of the Court or by the Claims Agent, as agent for the Clerk, to all holders of Claims and Interests.

          1.53. Old MRI Common Stock means the common stock of MRI issued and outstanding or held in treasury immediately preceding the Effective Date, other than such common stock issued as a result of a conversion of Old Preferred Stock on or after April 2, 2000.

          1.54. Old MRI Common Stock Interest means an Interest based upon Old MRI Common Stock.

          1.55. Old Preferred Stock means the Series C Convertible Preferred Stock of MRI issued, outstanding and unconverted as of April 1, 2000.

          1.56. Old Preferred Stock Interest means an Interest based upon Old Preferred Stock.

          1.57. Option Plan shall mean that certain option plan substantially in the form annexed to the Disclosure Statement as Exhibit [__].

          1.58. Person means any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, the Creditors' Committee, Interest holders, current or former employees of any Debtor, or any other entity.

          1.59. Petition Date means April 7, 2000.

          1.60. Plan means this Joint Plan of Reorganization, dated as of the date set forth on the first page hereof, for each of the Debtors that is a signatory hereto, together with any amendments or modifications hereto as the Debtors may file hereafter (such amendments or modifications only being effective if approved by order of the Court). To the extent this Plan is withdrawn as the plan of reorganization for a particular Debtor, the defined term Plan shall not include the plan of reorganization for such Debtor.

          1.61. Priority Claim means any Claim, if allowed, entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; or (c) a Fee Claim.

          1.62. Priority Tax Claim means a Claim, if allowed, entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

          1.63. Ratable, Ratably or Ratable Share means, on any date, a number (expressed as a percentage) equal to the proportion that the Face Amount of an Allowed Claim or Interest in a particular Class bears to the aggregate Face Amount of: (a) Allowed Claims or Interests; plus (b) Disputed Claims or Interests as estimated pursuant to section 6.9(c) hereof, if any, in such Class as calculated by the Disbursing Agent, provided, however, that within Class SNC, once the Ratable Share of the aggregate Allowed Senior Note Claims has been determined, a holder of a Senior Note's individual Ratable Share of such amount shall be determined based on the percentage which the Face Amount of such holder's Senior Notes, together with all accrued interest thereon as of the Petition Date, bears to the aggregate Face Amount of all Senior Notes together with the aggregate interest accrued thereon as of the Petition Date.

          1.64. Record Date means the applicable Voting Record Date or the Distribution Record Date, as the context requires.

          1.65. Redistributed Assets means a proposed Distribution, if any, or any portion thereof, as applicable, not otherwise distributed pursuant to this Plan to a holder of Claims and/or Interests classified in sections 3.6, 3.7, 3.8, or 3.9.

          1.66. Redistribution Contingency occurs when the holders of Claims or Interests in Classes CAN, PRF and/or EQT, as the case may be, vote in number and amount so as to cause the relevant Class to have voted to reject the Plan.

          1.67. Reinstated or Reinstatement means leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code; provided, however, that nothing contained in this Plan shall create any additional obligations of MRI or enhance the legal, equitable and/or contractual rights of any party whose Claim is Reinstated, except as otherwise expressly stated herein.

          1.68. Rejection Claim means a Claim for damages arising out of the rejection of an executory contract or an unexpired lease pursuant to section 365 of the Bankruptcy Code, including but not limited to, a Claim asserted against a guarantor of a rejected contract or lease.

          1.69. Released Party means any (a) current or former officers, directors, agents, employees, (or any affiliates of the foregoing) representatives, financial advisors, accountants and attorneys of MRI (including those engaged for the benefit of the Senior Notes) or (b) the Subsidiaries.

          1.70. Reorganization Case means the chapter 11 case of each Debtor pending before the Court.

          1.71. Reorganized MRI means MRI as reorganized pursuant to this Plan.

          1.72. Rights Agreement shall mean that certain rights agreement substantially in the form annexed to the Disclosure Statement as Exhibit [__].

          1.73. Schedule of Assets and Liabilities means a Debtor's schedule of assets and liabilities filed with the Court pursuant to sections 521(1) and 1106(a)(2) of the Bankruptcy Code.

          1.74. Secured Claim means, pursuant to section 506 of the Bankruptcy Code, a Claim that is secured by a lien on property in which a Debtor has an interest.

          1.75. Senior Management means the Persons listed on Schedule 3 annexed hereto.

          1.76. Senior Note Claims means any Claim based on or arising from the Senior Notes, other than a Senior Note Guaranty Claim.

          1.77. Senior Note Guaranty Claim means any Claim against a Subsidiary arising from its guaranty of the Senior Notes.

          1.78. Senior Notes means collectively, the Senior Notes issued by MRI,
(i) in the original principal Face Amount of $52,000,000, payable at an interest rate of 8.8969% and due February 20, 2005; (ii) in the original principal Face Amount of $20,000,000, payable at an interest rate of 9.2269% and due February 20, 2005; (iii) in the original principal Face Amount of $6,000,000, payable at an interest rate of 9.1369% and due on February 20, 2005.

          1.79. Subsidiary means any entity, not a Debtor in these Reorganization Cases in which MRI owns a majority of the authorized and outstanding shares or otherwise holds, through ownership or Contract, a controlling interest.

          1.80. Unclaimed Property means any Cash, New MRI Common Stock, or Warrants unclaimed on or after the Effective Date or the date on which an additional Distribution would have been made in respect of the relevant Allowed Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) and New MRI Common Stock mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby) and New MRI Common Stock not mailed or delivered because no Distribution Address to mail or deliver such property was available.

          1.81. Unclassified Claim means a Claim referred to in Article V hereof.

          1.82. Voting Record Date means the date and time designated in the Disclosure Statement Order for determining the identity of holders of Claims or Interests eligible to vote on the Plan.

          1.83. Warrant Agreement shall mean that certain warrant agreement substantially in the form annexed to the Disclosure Statement as Exhibit [__].

          1.84. Warrants means the common stock warrants issued by the Reorganized MRI on the terms set forth in the Warrant Agreement.

          1.85. Working Capital means the pool of available funds from which the Debtors make payments in the ordinary course of business.

                                   ARTICLE II.

                METHOD OF CLASSIFICATION OF CLAIMS AND INTERESTS

          2.1. General Rules of Classification

          Generally, a Claim or Interest is classified in a particular Class for voting and distribution purposes only to the extent the Claim qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically-defined Class and a more generally-defined Class, it shall be included in the more specifically-defined Class.

          2.2. Administrative, Priority Tax, Fee Claims and Priority Claims against the Debtors

          Administrative Claims, Fee Claims and Priority Tax Claims have not been classified and are excluded from the Classes set forth in Article III in accordance with Section 1123(a)(1) of the Bankruptcy Code. Priority Claims are classified for MRI below.

                                  ARTICLE III.

                         CLASSIFICATION AND TREATMENT OF
                       CLAIMS AGAINST AND INTERESTS IN MRI

          The following sets forth classification and treatment of each type of applicable Allowed Claim against and Allowed Interest in MRI.

          3.1. UNCLASSIFIED CLAIMS. Unclassified Claims shall receive the treatment set forth in Article V hereof.

          3.2. CLASS PRI

          Classification: Class PRI consists of all Priority Claims against
MRI.

          Treatment: Class PRI is unimpaired. Each Claim classified under Class PRI shall be Reinstated.

          3.3. CLASS SEC

          Classification: Class SEC consists of all Secured Claims against MRI, including but not limited to Claims secured by MRI's interest in real estate and equipment.

          Treatment: Class SEC is unimpaired. Each Claim classified under Class SEC shall be Reinstated.

          3.4. CLASS GUC

          Classification: Class GUC claims consists of all General Unsecured Claims against MRI.

          Treatment: Class GUC is unimpaired. Each Claim classified under Class GUC shall be Reinstated.

          3.5. CLASS SNC

          Classification: Class SNC consists of the Senior Note Claims and the DVI Unsecured Note Claims.

          Treatment: Class SNC is impaired. Each holder of an Allowed Claim in Class SNC shall receive its Ratable Share of 90% of New MRI Common Stock plus such holder's Ratable Share of Redistributed Assets, if any, on the Effective Date or as soon thereafter as is reasonably practicable.

          3.6. CLASS LIT

          Classification: Class LIT consists of Litigation Claims and Rejection Claims.

          Treatment: Class LIT is impaired. Each holder of an Allowed Claim in Class LIT shall receive, subject to the aggregate amount of all Allowed Claims in this Class not exceeding the amount set forth in section 6.2 hereof, its Ratable Share of New MRI Common Stock in such amount so that its treatment will be pari passu with holders of Allowed Claims in Class SNC prior to holders in Class SNC receiving any Redistributed Assets, if any, on the earlier of: (a) subject to section 6.9(b) hereof, the Effective Date or as soon thereafter as is reasonably practicable, and (b) the first Business Day after the date which is 10 calendar days after the date such Claim becomes an Allowed Claim or as soon thereafter as is practicable. No holder of an Allowed Claim in this Class shall receive a Distribution that is in excess of treatment that would otherwise be pari passu with the holders of Allowed Claims in Class SNC, excluding Redistributed Assets, if any.

          3.7. CLASS CAN

          Classification: Class CAN consists of Class Action Subordinated Note Claims.

          Treatment: Class CAN is impaired. Each holder of an Allowed Claim in Class CAN is not entitled to and shall not receive a Distribution on account of such Claim; provided, however, that if the holders of such Claims vote in number and amount so as to cause this Class to be deemed to have voted in favor of the confirmation of the Plan pursuant to section 1126(d) of the Bankruptcy Code, each such holder shall receive its Ratable Share of [2.5%] of New MRI Common Stock provided, further, however, that if a Distribution Contingency shall occur, each holder of an Allowed Interest in Class CAN shall still receive its Ratable Share of [2.5%] of New MRI Common Stock on the earlier of: (a) the Effective Date or as soon thereafter as is reasonably practicable, and (b) the first Business Day after the date which is 10 calendar days after the date such Claim becomes an Allowed Claim or as soon thereafter as is practicable; provided, further, however, that if the holder of any Claim in this Class files an objection to confirmation of this Plan or otherwise appears at the Confirmation Hearing in opposition to the Plan such holder shall forfeit its Distribution pursuant to this subsection and such Distribution shall be deemed a Redistributed Asset.

          3.8. CLASS PRF

          Classification: Class PRF consists of Old Preferred Stock Interests.

          Treatment: Class PRF is impaired. Each holder of an Allowed Interest in Class PRF is not entitled to and shall not receive a Distribution on account of such Interest; provided, however, that if the holders of such Interests vote in number and amount so as to cause this Class to be deemed to have voted in favor of confirmation of the Plan pursuant to section 1126(d) of the Bankruptcy Code, each such holder shall receive its Ratable Share, of [1.7%] of New MRI Common Stock, provided, further, however, that if a Distribution Contingency shall occur, each holder of an Allowed Interest in Class PRF shall still receive its Ratable Share of [1.7%] of New MRI Common Stock; provided, further, however, that if the holder of any Claim in this Class files an objection to confirmation of this Plan or otherwise appears at the Confirmation Hearing in opposition to the Plan such holder shall forfeit its Distribution pursuant to this subsection and such Distribution shall be deemed a Redistributed Asset. Subject to the foregoing, each holder of an Allowed Interest in this class shall also receive Warrants pursuant to the Warrant Agreement representing the right to purchase, together with the Warrants being issued to the holders of Interests in Class EQT, up to 5% of the shares of New MRI Common Stock, on a fully diluted basis and the opportunity, pursuant to the Rights Agreement, to purchase from the holders of Claims in Class SNC or Reorganized MRI, additional shares of New MRI Common Stock which, together with the Warrants, represent less than 50% of the New Common MRI Stock. Any Distribution made to Interests classified under this subsection shall be made on the earlier of: (a) the Effective Date or as soon thereafter as is reasonably practicable, and (b) the first Business Day after the date which is 10 calendar days after the date such Interest becomes an

Allowed Interest or as soon thereafter as is reasonably practicable.

          3.9. Class EQT

          Classification: Class EQT consists of Old MRI Common Stock Interests, any Claim arising out of or based upon the ownership of Old MRI Common Stock, the Equitably Subordinated Litigation Claims and any Litigation Claim not listed on Schedule 1 annexed hereto.

          Treatment: Class EQT is impaired. Each holder of an Allowed Interest in Class EQT is not entitled to and shall not receive a Distribution on account of such Interest; provided, however, that if the holders of such Interests vote in number and amount so as to cause this Class to be deemed to have voted in favor of the confirmation of the Plan pursuant to section 1126(d) of the Bankruptcy Code, each such holder shall receive its Ratable Share of [1%] of New MRI Common Stock, provided, further, however, that if a Distribution Contingency shall occur, each holder of an Allowed Interest in Class EQT shall still receive its Ratable Share of [1%] of New MRI Common Stock; provided, further, however, that if the holder of any Claim in this Class files an objection to confirmation of this Plan or otherwise appears at the Confirmation Hearing in opposition to the Plan such holder shall forfeit its Distribution pursuant to this subsection and such Distribution shall be deemed a Redistributed Asset. Subject to the foregoing, an Allowed Interest in this Class shall also receive Warrants pursuant to the Warrant Agreement representing the right to purchase, together with the Warrants being issued to the holders of Interests in Class PRF, up to 5% of the shares of New MRI Common Stock, on a fully diluted basis and the opportunity, pursuant to the Rights Agreement, to purchase from the holders of Claims in Class SNC or Reorganized MRI, additional shares of New MRI Common Stock which, together with the Warrants, represent less than 50% of the New Common MRI Stock. Any Distribution made to Interests classified under this subsection shall be made on the earlier of: (a) the Effective Date or as soon thereafter as is reasonably practicable, and (b) the first Business Day after the date which is 10 calendar days after the date such Interest becomes an Allowed Interest or as soon thereafter as is reasonably practicable.

                                   ARTICLE IV.

                              NEW MRI COMMON STOCK

          4.1. New MRI Common Stock

          Reorganized MRI shall issue a single class of common stock ("New MRI Common Stock") with an assumed value of $[___] per share for Distribution purposes, to be distributed by the Disbursing Agent in accordance with the Plan. In addition, the certificate of incorporation of Reorganized MRI shall authorize the issuance of such additional shares of New MRI Common Stock as may be required to satisfy (i) any Warrants issued pursuant hereto, (ii) participation in the Rights Agreement, (iii) participation in the Option Plan, and (iv) any future issuances in an additional amount of 5,000,000 shares.

                                   ARTICLE V.

                        TREATMENT OF UNCLASSIFIED CLAIMS

          5.1. Administrative Claims

          Administrative Claims are unimpaired. Each holder of an Allowed Administrative Claim against a Debtor not already paid in connection with the administration of these cases shall be paid 100% of the unpaid allowed amount of such Claim in Cash on the later of: (a) the Effective Date or as soon thereafter as reasonably practicable; and (b) the first Business Day after the date that is 10 calendar days after the date such Claim becomes an Allowed Claim or as soon thereafter as reasonably practicable. Notwithstanding the immediately preceding sentence, Allowed Administrative Claims incurred in the ordinary course of business and on ordinary business terms unrelated to the administration of these Reorganization Cases (such as trade and vendor Claims) shall be paid, at Reorganized MRI's option, in accordance with ordinary business terms for payment of such Claims.

          5.2. Priority Tax Claims

          Priority Tax Claims are unimpaired. Each holder of an Allowed Priority Tax Claim shall receive 100% of the unpaid allowed amount of such Claim in Cash or, at the sole option of Reorganized MRI on the later of: (a) the Effective Date or as soon thereafter as reasonably practicable; and (b) the first Business Day after the date that is 10 calendar days after the date such Claim becomes an Allowed Claim or as soon thereafter as reasonably practicable.

          5.3. Fee Claims

          Fee Claims are unimpaired. Each holder of an Allowed Fee Claim shall receive 100% of the unpaid allowed amount of such Claim in Cash no later than the first Business Day after the date which is 10 calendar days after the date such Claim becomes an Allowed Claim. Any party seeking compensation for substantial contribution pursuant to section 503(b) of the Bankruptcy Code must file an application with the Court no later than the first Business Day that is 20 days after the Effective Date. Any party seeking compensation for substantial contribution pursuant to section 503(b) of the Bankruptcy Code that fails to comply with the preceding sentence shall be forever barred from asserting such claim for such compensation and shall be deemed to have waived and released any right to such compensation.

                                   ARTICLE VI.

                                 IMPLEMENTATION

          6.1. Reorganized MRI

          MRI shall continue to exist as Reorganized MRI after the Effective Date, with all of the powers of a corporation under applicable law. The certificate of incorporation and by-laws of Reorganized MRI shall, inter alia, prohibit the issuance of nonvoting stock to the extent required by section 1123(a) of the Bankruptcy Code. After the Effective Date, Reorganized MRI may amend or modify its certificate of incorporation and by-laws in any manner consistent with this Plan, as permitted under applicable law and/or such certificate of incorporation and by-laws.

          6.2. Liquidation and Allowance of Litigation Claims

          Unless an objection has been filed with the Court by the holder or holders of a Claim classified in Class LIT in accordance with the terms set forth in the Disclosure Statement Order, the amount of each Litigation Claim for which a conforming objection has not been filed shall be liquidated and deemed allowed in the amount set forth on Schedule 1 annexed hereto corresponding to such Claim provided, however, that the maximum Allowed Claims in Class LIT shall be estimated in an amount not to exceed $2,500,000.

          6.3. Redistribution of Assets

          Upon the occurrence of a Redistribution Contingency, the applicable Redistributed Assets shall be distributed in accordance with section 3.5 hereof.

          6.4. Directors of Reorganized MRI and Other Reorganized Companies

          Upon the Effective Date, all existing directors of MRI and each Subsidiary shall be deemed to have resigned as directors. The Board of Directors of Reorganized MRI shall consist of up to seven directors. Prior to the Confirmation Hearing, DVI shall propose and nominate (subject to such nominee being reasonably acceptable to the holders of the Senior Notes) one of the directors of Reorganized MRI and the holders of Senior Note Claims shall propose and nominate the balance of such directors. The directors chosen for Reorganized MRI shall serve as the directors for the Subsidiaries. A list of the names of the persons nominated to serve as directors of Reorganized MRI shall be filed with the Court not less than ten days prior to the Confirmation Hearing.

          6.5. Management of Reorganized Companies

          Executive Management shall remain Co-Chief Executive Officers of Reorganized MRI. On the Effective Date the members of Executive Management shall receive 2% of New MRI Common Stock.

          6.6. Option Plan

          As of the Effective Date, the Option Plan shall be deemed approved without any other action being necessary, and each member of Senior Management, but not Executive Management, shall be eligible to participate therein.

          6.7. Dissolving Debtor

          On the Effective Date, the Dissolving Debtor shall cease to exist (other than for the purpose set forth in the next sentence) as a separate corporate entity without any other action being required to effect such dissolution. Nonetheless, the Dissolving Debtor shall file appropriate certificates of dissolution with the appropriate governmental authorities under applicable law. Any assets remaining in the Dissolving Debtor shall be distributed in accordance with the rules of absolute priority.

          6.8. Distributions to Holders of Claims

          (a) Source of Cash, New MRI Common Stock and Warrants for Distributions. Beginning on the Effective Date, Reorganized MRI shall deliver to the Disbursing Agent sufficient Cash, New MRI Common Stock and Warrants to make Distributions as required hereby.

          (b) Initial Distributions. Notwithstanding anything herein to the contrary, no Distribution shall be made for any particular Class until the aggregate Face Amount of all Disputed Claims that are contingent and/or unliquidated in such Class shall have been estimated, as provided below, and no Distribution shall be made on a Disputed Claim until such Disputed Claim becomes an Allowed Claim. At the time provided herein, the Disbursing Agent shall make a Distribution to each holder of an Allowed Claim or Allowed Interest in amount equal to its Ratable Share (calculated as of the Effective Date) of the Cash or New MRI Common Stock allocated to the relevant Class. In addition, the Disbursing Agent shall distribute Warrants to the holders of Allowed Claims or Allowed Interests entitled to receive such Warrants.

          (c) Estimation of Disputed Claims. Unless otherwise provided for herein, upon notice and a hearing, the Court shall estimate the aggregate Face Amount of all Disputed Claims in any Class that are disputed, contingent and/or unliquidated. The aggregate Face Amount of: (a) Disputed Claims; and (b) Allowed Claims shall set the maximum allowable aggregate amount of Claims in each relevant Class that is eligible to receive Distributions hereunder. The existence of a Disputed Claim in any Class shall not impair or impede the making of a Distribution to Allowed Claims or Interests in the same or other Classes. In the event that the allowed amount of any particular Disputed Claim is reconsidered under section 502(j) of the Bankruptcy Code and Bankruptcy Rule 3008 and/or is allowed in an amount that is greater than the estimated amount of such Claim or the ultimately allowed amount of all Disputed Claims in a particular Class is greater than the estimated aggregate Face Amount of such Claims, no claimant shall have recourse to Reorganized MRI (or any property thereof), any Distribution made to a creditor in any other Class herein, or any Cash, New MRI Common Stock or Warrants previously distributed on account of any Allowed Claim (however, nothing herein shall modify any right of a holder of a reconsidered Claim under the penultimate sentence of section 502(j) of the Bankruptcy Code).

          (d) Initial Distribution When a Disputed Claim Becomes an Allowed Claim. Promptly after a Disputed Claim becomes an Allowed Claim, unless a later time is provided for in the Plan or by agreement of the parties, the Disbursing Agent shall make Ratable Distributions or 100% distributions, as the case may be (calculated as of the date of such Distributions), of Cash, New MRI Common Stock or Warrants to the holder of such Allowed Claim.

          6.9. Miscellaneous Distribution Provisions

          (a) Method of Cash Distributions. Any Cash payment to be made by the Disbursing Agent pursuant to this Plan will be in U.S. dollars and may be made by draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law. Any such Distribution shall be made from Working Capital.

          (b) Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

          (c) No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim or Interest shall receive in respect of such Claim or Interest any Distribution (of a value set forth herein or in the Disclosure Statement) in excess of the allowed amount of such Claim. No Claim or Interest shall be allowed to the extent that it is for postpetition interest.

          6.10. Unclaimed Property

          (a) Preservation of Unclaimed Property. Unclaimed Property (and all interest, dividends, and other distributions thereon) shall be held by the Disbursing Agent. The Disbursing Agent shall hold such Unclaimed Property for the benefit of the holders of Claims or Interests entitled thereto under the terms of this Plan.

            (b) Distribution of Unclaimed Property. At the end of six months following the relevant Distribution date of particular Cash, New MRI Common Stock or Warrants, the holders of Allowed Claims or Interests, other than those Claims Reinstated herein, theretofore entitled to Unclaimed Property held pursuant to this section shall cease to be entitled thereto. In such cases: (i) any such Unclaimed Property that is Cash (including Cash interest, maturities, dividends and the like) shall be property of Reorganized MRI, free of any restrictions thereon; and (ii) any New MRI Common Stock or Warrants that is such Unclaimed Property shall be deemed Redistributed Assets.

          6.11. Distribution of Excess Property

          Any Cash or New MRI Common Stock which represents the difference between the estimated amount of all Claims or Interests in a particular Class and the aggregate amount of the Allowed Claims or Interests in such Class shall be deemed Redistributed Assets.

          6.12. Disputed Payments

          If any dispute arises as to the identity of a holder of an Allowed Claim or Interest who is to receive any Distribution, the Disbursing Agent may, in lieu of making such Distribution to such Person, hold such Distribution for the benefit of such Person until the disposition thereof shall be determined by Court order or by written agreement among the interested parties to such dispute.

          6.13. Withholding Taxes

          Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any distributions hereunder.

          6.14. Voting of Certain New MRI Common Stock

          New MRI Common Stock that is Unclaimed Property shall not be voted at any meeting of the stockholders of Reorganized MRI.

          6.15. Fractional Plan Securities

          Notwithstanding any other provision of the Plan, only whole numbers of shares of New MRI Common Stock and whole numbers of Warrants shall be issued. When any Distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New MRI Common Stock or a number of Warrants that is not a whole number, the actual Distribution of shares of such stock or Warrants shall be rounded to the next higher or lower number as follows: (a) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number; and (b) fractions less than 1/2 shall be rounded to the next lower number. The total number of shares of New MRI Common Stock and Warrants to be distributed to a Class of Claims or Interests shall be adjusted as necessary to account for the rounding provided for herein.

                                  ARTICLE VII.

                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

          7.1. Discharge

          (a) Scope. Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge, effective as of the Effective Date, of all Compromised Claims and Interests. The discharge of MRI shall be effective as to each Compromised Claim or Interest including without limitation Claims arising out of or based upon ownership of an equity security issued by MRI, regardless of whether a proof of claim therefor was filed, whether the Compromised Claim or Interest is an Allowed Claim or Interest, whether the Compromised Claim or Interest has been asserted, or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Compromised Claim or Interest, any holder of such Compromised Claim or Interest (including, without limitation, any options, warrants or other rights to purchase Old MRI Common Stock or Old Preferred Stock) shall be precluded from asserting such Compromised Claim or Interest against MRI or Reorganized MRI's assets or properties, or any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature relating to any Compromised Claim or Interest.

          (b) Injunction. In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims discharged hereby.

          (c) Release of Securities. Each holder of any Compromised Claim or Interest, shall surrender to the Disbursing Agent any note, instrument, document, certificate, subordinated note, agreement, certificated security or other item, if any, evidencing such Compromised Claim or Interest. No Distribution hereunder shall be made to or on behalf of any holder of a Compromised Claim or Interest unless and until such holder executes and delivers to the Disbursing Agent such items described above, or demonstrates non-availability of such items to the satisfaction of the Disbursing Agent, including requiring such holder to post a lost instrument or other indemnity bond, among other things, to hold MRI, Reorganized MRI and the Disbursing Agent harmless in respect of such instrument or other item described above and any Distributions made in respect thereof. The Disbursing Agent may reasonably require the holder of such Claim or Interest to hold the Disbursing Agent harmless up to the amount of any Distribution made in respect of such unavailable note, instrument, document, certificate, subordinated note, agreement, certificated security or other item evidencing such Claim or Interest. Any such holder that fails to execute and deliver such release of liens or other items described above or satisfactorily explain their non-availability to the Disbursing Agent within 120 days of the Effective Date shall be deemed to have no further claim against MRI, Reorganized MRI or their property in respect of such Claim and shall not participate in any Distribution hereunder, and the Distribution that would otherwise have been made to such holder shall be treated as Unclaimed Property. Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to execute and deliver such release of liens until the time such Claim is allowed or disallowed. No payment of an Allowed Claim or Interest based on an instrument or certificated security evidencing such Allowed Claim against or Allowed Interests in MRI shall be made unless and until such instrument or certificated security has been surrendered.

          (d) Satisfaction of Claims and Interests. The treatment to be provided for respective Allowed Compromised Claims or Interests pursuant to this Plan shall be in full satisfaction, settlement, release and discharge of such respective Claims or Interests.

          (e) Cancellation of Stock and Notes. Old MRI Common Stock, Old Preferred Stock, the Senior Notes, the DVI Unsecured Notes, and the Class Action Subordinated Notes, shall be deemed canceled on the Effective Date and any and all agreements relating to the foregoing shall be deemed terminated.

          (f) Applicability. Notwithstanding anything contained herein to the contrary, none of the provisions of this section shall be deemed applicable to any rights, claims or causes of action, whether asserted or yet to be asserted, against any Person other than MRI or Reorganized MRI or a successor in interest thereto.

          7.2. Revesting and Vesting

          Reorganized MRI shall continue to exist after the Effective Date as a separate corporate entity, with all the powers of corporations under applicable law, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. Except as otherwise provided in this Plan, on the Effective Date all property comprising the Estate of MRI shall vest in Reorganized MRI, free and clear of all claims, liens, charges, encumbrances and interests of creditors and equity security holders (except to the extent that such claims, liens, charges, encumbrances and/or interests have been Reinstated, or as otherwise expressly provided herein).

          As of the Effective Date, Reorganized MRI may operate its business and use, acquire and settle and compromise claims or interests without supervision of the Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order. Without limiting the foregoing, Reorganized MRI may pay the charges it incurs for professional fees, disbursements, expenses or related support services after the Effective Date without any application to the Court; provided, however, Reorganized MRI shall have no obligation to pay for professional fees, disbursements, expenses or any related support services incurred by the Creditors' Committee, if one has been appointed in these cases, on or after the Effective Date.

          7.3. Survival of Certain Indemnification Obligations

          The obligations of MRI to indemnify individuals who serve or served as their respective directors, officers, agents, employees, representatives, and others, including (without limitation) professional persons retained by MRI (or those retained for the benefit of the holders of the Senior Notes), pursuant to MRI's certificate of incorporation, by-laws, applicable statutes and preconfirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and others, including (without limitation) professional persons retained by MRI (or those retained for the benefit of the holders of the Senior Notes), based upon any act or omission related to service with, for or on behalf of MRI or the holders of the Senior Notes on or before the Effective Date as such obligations were in effect at the time of any such act or omission, shall not be discharged or impaired by confirmation or consummation of this Plan, but shall survive unaffected by the reorganization contemplated by this Plan and shall be performed and honored by Reorganized MRI regardless of such confirmation, consummation, and reorganization. To further implement this section, Reorganized MRI agrees that as of the Effective Date it shall fund up to $650,000 for a continuation of all insurance policies which cover the current and former officers and directors of MRI and all of the Subsidiaries for liability for actions taken in the course of such officers and directors employment thereof.

          7.4. Release and Waiver of Claims

          (a) Releases by Debtors. Each Debtor (and its successor) hereby waives, releases and discharges each Released Party from any claim (as such term "claim" is defined in section 101(5) of the Bankruptcy Code) related to his or her acts or omissions to act (including, but not limited to, any claims arising, from the beginning of time through the Effective Date, out of any alleged fiduciary or other duty or arising from the ownership of any interest in of the any of the Debtors) as an officer, director or employee of each relevant Debtor, in that capacity, or with regard to his or her role or activities in the Reorganization Cases. Claimants and Interest holders of each of the Debtors shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover any claim that is released as provided in this subsection.

          (b) Other Waiver and Releases. As an essential part of the reorganization of MRI, and as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise expressly provided for in Section 7.3 or in the Confirmation Order, and other than those Claims expressly Reinstated herein or arising in the ordinary course against a Subsidiary and not jointly and severally against a Subsidiary and MRI, all Persons who have held, hold, or may hold any claims including, but not limited to, Compromised Claims, against the Debtors, Reorganized MRI, the holders of the Senior Notes (in their capacity as holders) or the Released Parties shall be deemed to have forever covenanted with the Debtors, Reorganized MRI, the holders of the Senior Notes and the Released Parties to waive and release any such claims and not to: (a) sue, or otherwise seek any recovery, from the Debtors, Reorganized MRI, each of the Released Parties, or the holders of the Senior Notes, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, based upon any act or occurrence or failure to act taken before the Effective Date arising out of the business or affairs of MRI or these Reorganization Cases; or (b) assert any claim, obligation, right, cause of action and liability, which any such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transactions or the occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Reorganization Cases, or this Plan. Notwithstanding the foregoing, in order to obtain the benefits of this provision, each Released Party must contribute any claims it has against MRI to Reorganized MRI and waive its right to receive any Distribution on account of all claims and causes of action, whether known or unknown, contingent or unliquidated, which exist as of the Petition Date, except for claims referenced in Section 7.3 hereof and claims arising under engagement, employment and severance contracts in existence as of the Petition Date. Moreover, subject to the occurrence of the Effective Date, the Debtors, Reorganized MRI and the Subsidiaries shall be deemed to have waived and released any claim against the holders of the Senior Notes, including but not limited to any obligations owed by the holders of the Senior Notes on account of the Senior Notes and/or any private placement or other agreement with the Debtors or related to their acts or omissions to act (including, but not limited to, any claims arising out of any alleged fiduciary or other duty) or with regard to their activities in these Reorganization Cases. Claimants and Interest holders of each of the Debtors shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover any claim that is released as provided in this subsection.

          (c) Releases of Liens Held by Holders of Senior Notes. Any agreement, relating to the Senior Notes, between any of the holders of Senior Notes and any of the Debtors or the Subsidiaries shall be deemed to have terminated as of the Effective Date. As of the Confirmation Date, but subject to the occurrence of the Effective Date, in exchange for the Distributions hereunder which represent good and valid consideration, and except as otherwise expressly provided in the Confirmation Order, the holders of the Senior Notes shall be deemed to have waived and released any and all liens, pledges or security interests held thereby on account of the Senior Notes and any and all documents and agreements relating thereto. The holders of the Senior Notes shall execute, deliver, file, or record any such, instruments, releases, terminations and other documents and take such other action as may be necessary to release such liens pledges or security interests, including but not limited to the surrender, to Reorganized MRI, of any shares, certificates or other documents representing an equity interest in any Subsidiary. The holders or Senior Notes shall also take any and all action necessary to further implement this section.

          (d) Waiver of Cross-Defaults by DVI. As of the Confirmation Date, but subject to the occurrence of the Effective Date, in exchange for the Distributions hereunder which represent good and valid consideration, and except as otherwise expressly provided in the Confirmation Order, DVI shall be deemed to have waived and released any and all rights it may have to declare a default or an acceleration under any of its leases or other agreements with the Debtors or the Subsidiaries as a result of a material adverse change in the borrowers or guarantors thereunder or the Debtors' filing of these Reorganization Cases.

          (e) Injunction. The Confirmation Order shall provide, among other things, that all Persons who have held, hold or may hold any Claims or Interests waived or released pursuant to this section 7.4 shall be permanently enjoined from and after the Confirmation Date from: commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) relating to such waived and/or released Claims and Interests other than to enforce the terms of this Plan or otherwise acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

          (f) Exculpation. The Debtors or Reorganized MRI, as the case may be, the Released Parties, the Senior Note holders, DVI, or any property of or professionals retained by the foregoing Persons, or direct or indirect successor in interest or predecessor in interest to any of the foregoing Persons, shall have no liability to any holder of a Claim against or Interest in the Debtors for any act or omission in connection with or arising out of their administration of the Plan or the property to be distributed under the Plan except for willful misconduct or gross negligence and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

          7.5. Retention and Enforcement of Claims

          Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Court, in accordance with section 1123(b) of the Bankruptcy Code, each of the Debtors, shall retain and may enforce any claims, rights and causes of action that any Debtor or Estate may hold pursuant hereto. Each of the Debtors or any successor thereto may pursue those claims, rights and causes of action in accordance with its own best interests.

          7.6. Claims and Interests Objections

          Unless otherwise ordered by the Court, objections to Claims and Interests shall be filed and served on the applicable holder of such Claim or Interest not later than 90 days after the Effective Date. After the Confirmation Date, only Reorganized MRI shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims or Interests. Reorganized MRI may settle or compromise any Disputed Claim without Court approval.

                                  ARTICLE VIII.

                               EXECUTORY CONTRACTS

          8.1. Executory Contracts and Unexpired Leases

          Except as provided in Section 8.2 hereof, on the Effective Date, all executory contracts and unexpired leases of MRI shall be assumed by MRI pursuant to the provisions of section 365 of the Bankruptcy Code, except: (a) any executory contracts and unexpired leases that are the subject of separate motions to reject filed pursuant to section 365 of the Bankruptcy Code by MRI before the entry of the Confirmation Order, (b) all executory contracts or unexpired leases rejected under this Plan by order of the Court entered before the Confirmation Date; (c) any executory contract or unexpired lease that is the subject of a dispute over the amount or manner of cure pursuant to the next section hereof and for which MRI makes a motion to reject such contract or lease based upon the existence of such dispute filed at any time; and (d) any agreement, obligation, security interest, transaction or similar undertaking that MRI believes is not executory or a lease that is later determined by the Court to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy Code. Any order entered postconfirmation by the Court, after notice and a hearing, authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief was granted and such order was entered preconfirmation.

          On the Effective Date, all executory contracts and unexpired leases of the Dissolving Debtor, unless already assumed or rejected prior thereto, shall be deemed rejected pursuant to the provisions of section 365 of the Bankruptcy Code.

          8.2. Employment Agreements of Executive Management and Senior
Management

          (a) Executive Management. On the Effective date, the employment agreements for Executive Management shall be assumed, as amended below. As of the Confirmation Date, each such agreement shall be deemed rejected unless amended to include the following: (1) a maximum severance benefit of 18 months of salary (plus any other benefit entitlements thereunder) and (ii) a requirement that in no event shall any severance be due to the respective member of Executive Management if such member terminated his employment with Reorganized MRI within the earlier of: (a) five months after the Confirmation Date; (b) December 31, 2000; (c) the consummation of a sale of all or substantially all of Reorganized MRI's assets or stock; or (d) the date the non-terminating member of Executive Management has been terminated without cause.

          (b) Senior Management.

          (i) On the Effective date, the severance agreements for Senior Management shall be assumed, provided, however, that as a condition to assumption, each such severance agreement must provide for severance of not more than six months salary following the relevant member of Senior Management's termination without cause following a "change of control" and that confirmation or consummation of this Plan does not constitute a "change of control" thereunder.

          (ii) On the Effective Date, the MRI Management Retention Bonus Plan dated April 30, 1999 shall be assumed, provided, that, such retention plan shall hereby be amended to clarify that the reorganization provided for in this Plan does not constitute a "change of control" (as otherwise defined in such retention plan) which would trigger the benefits under such retention plan.

          8.3. Cure

          Any monetary defaults under each executory contract and unexpired lease to be assumed under this Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code by (i) payment of the default amount in Cash on the Effective Date or as soon thereafter as practicable, or (ii) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding: (i) the amount of any cure payments; (ii) the ability of MRI to provide adequate assurance of future performance under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption.

                                   ARTICLE IX.

                   CONDITIONS TO CONFIRMATION AND CONSUMMATION

          9.1. Conditions to Confirmation

          This Plan may not be confirmed unless each of the following conditions is satisfied or waived pursuant to section 9.3 hereof:

          (a) the Disclosure Statement Order shall have been entered;

          (b) all Litigation Claims are allowed or estimated, as the case may be, in an aggregate amount which does not exceed $2,500,000;

          (c) all provisions of Article III and Article VII hereof shall have been approved by the Court;

          (d) the Confirmation Order shall have been entered on or before August 15, 2000;

          (e) the provisions of the Distribution Agreement and all Distributions to be made pursuant thereto, have been approved by the Court, the Court having made a finding in connection with such approval that Distributions pursuant to the Distribution Agreement are Distributions "under the plan" within the meaning of section 1145(a) of the Bankruptcy Code;

          (f) the Confirmation Order is in form and substance reasonably acceptable to the holders of a majority of the outstanding principal amount of the Senior Notes; and

          (g) no secured creditor holding a secured Claim or secured Claims in an aggregate amount in excess of $1,000,000, shall have obtained relief from the automatic stay as granted under section 362 of the Bankruptcy Code and have been allowed to foreclose on the property securing such Claim or Claims;

          (h) no action, proceeding, claim or counterclaim by any government or governmental, regulatory or administrative agency, or any other person, domestic or foreign, shall be instituted or pending before any court, authority, agency or tribunal (other than an action, proceeding, claim or counterclaim brought in connection with these Reorganization Cases) that, in the reasonable judgment of a majority in interest of the outstanding principal amount of the Senior Notes, materially and adversely effects the business, condition (financial or other), income, operations or prospects of MRI or any of its affiliates, except as provided herein, or materially impairs the contemplated benefits under this Plan to the holders of the Senior Notes;

          (i) other than as contemplated herein, no other material adverse change shall have occurred in the business, financial condition or prospects of MRI or its affiliates, on a consolidated basis, shall have occurred on or before the Petition Date.

          9.2. Conditions to Consummation

          This Plan may not be consummated unless each of the following conditions is satisfied or waived pursuant to section 9.3 hereof:

          (a) (i) no court of competent jurisdiction shall have entered an order staying the Confirmation Order pending appeal, or, in the event that a stay of the Confirmation Order shall have been entered, then such stay shall have been terminated; (ii) all appeals periods shall have expired with respect to the Confirmation Order, with no appeal thereof having been taken or any such appeal, if taken, shall have been dismissed by a Final Order, no longer subject to appeal; or (iii) if the Confirmation Order has been appealed, such appeal has been otherwise settled or resolved to the satisfaction of a majority in interest of the outstanding principal amount of the Senior Notes;

          (b) Reorganized MRI's Certificate of Incorporation and By-Laws shall have been amended or created as provided in this Plan;

          (c) Reorganized MRI shall have sufficient Cash on hand or projected Working Capital to make timely Distributions of Cash required hereunder; and

          (d) all actions and documents necessary to implement the provisions of the Plan shall have been effected or duly provided for.

          9.3. Waiver of Conditions to Confirmation and Consummation

          With the exception of the condition to confirmation that the Disclosure Statement Order shall be entered and the condition to consummation that the Confirmation Order be entered the following shall apply:

          (a) The requirement that the conditions to confirmation listed in section 9.1(b) hereof, and the conditions to consummation listed in sections 9.2(b), 9.2(c) and 9.2(d) be satisfied may only be waived in whole or part by the Debtors or the holders of a majority of the outstanding principal amount of the Senior Notes, without notice and a hearing, and the Debtors' benefits under the "mootness doctrine" shall be unaffected by any provision hereof. The failure to satisfy or waive any condition may be asserted by the Debtors or the holders of a majority of the outstanding principal amount of the Senior Notes, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by any of the Debtors). The failure of the Debtors or the holders of a majority of the outstanding principal amount of the Senior Notes to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

          (b) The requirement that the conditions to confirmation listed in sections 9.1(d) through 9.1(i) and the condition to consummation listed in section 9.2(a) hereof be satisfied may only be waived in whole or part by the holders of a majority of the outstanding principal amount of the Senior Notes, without notice and a hearing, and the relevant Debtors' benefits under the "mootness doctrine" shall be unaffected by any provision hereof. The failure to satisfy or waive any condition may be asserted by the holders of a majority of the outstanding principal amount of the Senior Notes, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by any of the Debtors). The failure of the holders of a majority of the outstanding principal amount of the Senior Notes to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

          (c) The condition set forth in section 9.1(c) hereof may only be waived by the holders of a majority of the outstanding principal amount of the Senior Notes. In the event that such condition is neither waived nor satisfied, the holders of a majority of the outstanding principal amount of the Senior Notes may compel the Debtors to withdraw this Plan upon three days notice to the Debtors. The failure to satisfy or waive any condition may be asserted by the holders of a majority of the outstanding principal amount of the Senior Notes, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by any of the Debtors). The failure of the holders of a majority of the outstanding principal amount of the Senior Notes to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

          (d) IN THE EVENT THAT THE CONDITION SET FORTH IN SECTION 9.1(e) IS WAIVED, HOLDERS OF ALLOWED CLAIMS OR INTERESTS IN ANY CLASS WHICH IS TO RECEIVE A DISTRIBUTION PURSUANT TO THE DISTRIBUTION AGREEMENT WILL NOT RECEIVE ANY DISTRIBUTION HEREUNDER AND THIS PLAN MAY BE CONFIRMED NOTWITHSTANDING THAT THE HOLDERS OF CLAIMS AND INTERESTS IN SUCH CLASS VOTED SO AS TO CAUSE SUCH CLASS TO BE DEEMED TO HAVE ACCEPTED THE PLAN.

          9.4. Effect of Nonoccurrence of the Conditions to Consummation

          If each of the conditions to consummation and the occurrence of the Effective Date has not occurred on or before August 31, 2000 or such later date agreed to by the majority of the holders of the outstanding principal amount of the Senior Notes, then the Plan shall be deemed withdrawn and nothing in this Plan shall be an admission of any kind as against any party affected hereby.

                                   ARTICLE X.

                            ADMINISTRATIVE PROVISIONS

          10.1. Retention of Jurisdiction

          (a) Purposes. Notwithstanding confirmation of this Plan or occurrence of the Effective Date, the Court shall retain jurisdiction for the following purposes:

               (i) Determination of the allowability of Claims and Interests upon objection to such Claims by a Debtor, Reorganized MRI, other successors to any of the Debtors or any other party in interest and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

               (ii) Determination of tax liability pursuant to section 505 of the Bankruptcy Code;

               (iii) Determination of Fee Claims;

               (iv) Approval, pursuant to section 365 of the Bankruptcy Code, of all matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease of any of the Debtors;

               (v) Determination of requests for payment of administrative expenses entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of parties entitled thereto;

               (vi) Resolution of controversies and disputes regarding the interpretation of this Plan;

               (vii) Implementation of the provisions of this Plan and entry of orders in aid of confirmation and consummation of this Plan, including, without limitation, appropriate orders to protect the Debtors and their successors from actions by creditors and/or interest holders of the Debtors or any of them and resolving disputes and controversies regarding property of the Estates and Reorganized MRI that is subject to restructuring negotiations on and after the Confirmation Date;

               (viii) Modification of the Plan pursuant to section 1127 of the Bankruptcy Code;

               (ix) Entry of a Final Order closing the Reorganization Cases;

               (x) Resolution of disputes concerning any Disputed Claims or Interests and Claims for disputed Distributions;

               (xi) Resolution of any disputes concerning the enforcement of any provision hereof;

               (xii) The consideration and issuance of Estimation Orders; and

               (xiii) The reconsideration of Claims under section 502(j) of the Bankruptcy Code

          (b) Failure of the Court to Exercise Jurisdiction. If the Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Reorganization Cases, then section 10.1(a) hereof shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

          10.2. Governing Law

          Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for Reinstated Claims governed by another jurisdiction's law, the rights and obligations arising under this Plan shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

          10.3. Corporate Action

          The adoption of any new or amended and restated certificate of incorporation and by-laws of Reorganized MRI and the other matters provided for under the Plan involving the corporate or entity structure of Reorganized MRI or corporate action, as the case may be, to be taken by or required of Reorganized MRI, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by stockholders or directors of Reorganized MRI. Without limiting the foregoing, Reorganized MRI shall be authorized, without any further act or action required, to issue all New MRI Common Stock, Warrants and any instruments required to be issued hereunder.

          10.4. Effectuating Documents and Further Transactions

          Each Debtor and Reorganized MRI shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The Debtors, Reorganized MRI or any of the Subsidiaries may file a copy of the Confirmation Order in lieu of any amendment, release, termination or other document required to effectuate the terms and conditions of this Plan and the clerk of any court or political subdivision is directed to file such copy in lieu thereof.

          10.5. Limitation of Liability

          Neither the Debtors, Reorganized MRI, and any official or unofficial committees in the Reorganization Cases (including their members), any of their respective officers, directors, employees or agents (acting in such capacity), nor any professional persons employed by any of them shall have or incur any liability to any entity for any action taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation, or consummation of the Plan, the Disclosure Statement or any contract, release, or other agreement or document created or entered into, or any other action taken or omitted to be taken in connection with the Plan; provided, however, that the provisions of this section shall have no effect on the liability of any entity that would otherwise result from any action or omission to the extent that such action or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

          10.6. Amendments

          (a) Preconfirmation Amendment. With the consent of the holders of a majority in interest of Senior Notes the Debtors may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the disclosure statement pertaining thereto meet applicable Bankruptcy Code requirements.

          (b) Postconfirmation Amendment Not Requiring Resolicitation. After the entry of the Confirmation Order, the Debtors may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that: (i) the Debtors obtain approval of the Court for such modification, after notice and a hearing; and (ii) such modification shall not materially and adversely affect the interests, rights, treatment or Distributions of any Class of Allowed Claims or Allowed Interests under the Plan. Any waiver under Article IX hereof shall not be considered to be a modification of this Plan.

          (c) Postconfirmation/Preconsummation Amendment Requiring Resolicitation. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may modify the Plan in a way that materially or adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests provided that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Allowed Interests voting in each Class affected by such modification; and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

          10.7. Successors and Assigns

          The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor, or assign of such Person.

          10.8. Confirmation Order and Plan Control

          To the extent the Confirmation Order and/or this Plan is inconsistent with the Disclosure Statement, any other agreement entered into between or among any Debtor(s), or any of them and any third party, the Plan controls the Disclosure Statement and any such agreements and the Confirmation Order (and any other orders of the Court) control the Plan.

          10.9. Rules of Construction

          (a) Undefined Terms. Any term used herein that is not defined herein shall have the meaning ascribed to any such term used in the Bankruptcy Code and/or the Bankruptcy Rules, if used therein.

          (b) Miscellaneous Rules. (i) The words "herein," "hereof," "hereunder," and other words of similar import refer to this Plan as a whole, not to any particular section, subsection, or clause, unless the context requires otherwise; (ii) whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural and each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and the neuter; (iii) captions and headings to articles and sections of the Plan are inserted for convenience or reference only and are not intended to be a part or to affect the interpretation of the Plan; and (iv) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, unless superseded herein or in the Confirmation Order.



Respectfully submitted,



MRI-Madison Resources , Inc.

By:/s/ Christopher Joyce
   ---------------------------
   Name:
   Title:



Medical Resources , Inc.

By:/s/ Christopher Joyce...
   ---------------------------
   Name:
   Title:

-------------------------------------------------------------------------------
            Case Name                                      Claims
-------------------------------------------------------------------------------
William D. Farrell and Gary Fields  v.         . Breach of  employment contract
Medical Resources, Inc., Gary N. Siegler,      . Breach of obligation to
Neil H. Koffler, Stephen M. Davis, Gary L.       indemnify
Fuhrman, and John H. Josephson,  Superior
Court of New Jersey, Law Division, Essex
County.


Theodore Wright, M.D. v. Medical Resources,    . Breach of contract claims
Inc., et. al.                                  . Breach of fiduciary duty

-------------------------------------------------------------------------------
Inter-County Resources, Inc. v. Medical        . Accounting claim
Resources, Inc., North Bronx Services Group,
L.P. and North Bronx Resources, Inc.
-------------------------------------------------------------------------------
General Electric Company v. Passaic Valley     . Claims alleging default on
MRI Associates, L.P., ADI of Mid-New Jersey,     equipment leases and service
Inc., Medical Resources, Inc. and Drew M.        contracts
Netter
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
            Case Name                                      Claims
-------------------------------------------------------------------------------
Broder v. Medical Resources, Inc.,       - Derivative
Stephen M. Davis, Gary L. Fuhrman, John  - Direct claim for attorneys' fees and
H. Josephson, Neil H. Koffler and Gary     expenses
N. Siegler, Court of Chancery of the
State of Delaware, New Castle County.
-------------------------------------------------------------------------------
William D. Farrell and Gary Fields  v.   - Whistleblower claims (statute and
Medical Resources, Inc., Gary N.           "public policy")
Siegler, Neil H. Koffler, Stephen M.
Davis, Gary L. Fuhrman, and John H.
Josephson,  Superior Court of New
Jersey, Law Division, Essex County.
-------------------------------------------------------------------------------
Ronald W. Ash v. Medical Resources,      - Federal securities claims (sections
Inc., StarMed Staffing, Inc., StarMed      10b, and 20(a) of the 1934 Act)
Sub. Inc., Wesley Medical Resources,     - Joint and several liability for
Inc., RehabCare Group, Inc., HealthCare    O'Malley and Farrell under California
Staffing Solutions, Inc., Gary N.          Corporations Code
Siegler, William D. Farrell, John P.     - Fraud
O'Malley III, Stephen M. Davis, Gary L.  - Negligent misrep. and negligence
Fuhrman, John J. Josephson, Neil H.      - Breach of contract
Koffler, and Sandra Lowson,              - Breach of covenant of good faith and
multidistricted for pretrial in federal    fair dealing
district court in New Jersey             - Breach of fiduciary duty
(originally in N.D. Cal.)                - Rescission
                                         - Injunctive relief
                                         - Accounting
-------------------------------------------------------------------------------
David L. Condra and Sirrom Investments,  - Breach of contract (based in part on
Inc. v. Medical Resources, Inc., MRIS,     filing of allegedly false SEC reports
Inc., Gary N. Siegler, Neil H. Koffler,  - Intent'l misrep. and promissory fraud
Stephen M. Davis, John H. Josephson,     - Neglig. misrep. and promissory
Gary L. Fuhrman, and Gerald H. Allen,      estoppel
Chancery Court For Davidson County,      - Tennessee Securities Act
Tennessee, Twentieth Judicial District
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Coral Way MRI, Inc. v. Medical           - Breach of contract (based on filing
Resources, Inc. and Coral Resources,       of allegedly false SEC reports)
Inc., multidistricted for pre-trial in   - Florida securities law
federal district court in New Jersey     - FraudSecond and third counts were
(originally in M.D. Fla.)[Hussey]          added in first amended complaint.
-------------------------------------------------------------------------------
Magnetic Scans, Inc. v. Medical          - Breach of contract (based on filing
Resources, Inc. and Charlotte              of allegedly false SEC reports)
Resources, Inc., multidistricted for
pre-trial in federal district court in     Plaintiff was originally going
New Jersey (originally in M.D.             to amend complaint but has not
Fla.)[Hussey]                              done so yet.
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The MRI Center of Jacksonville, Inc. v.  - Breach of contract (based on filing
Medical Resources, Inc. and                of allegedly false SEC reports)
Jacksonville Resources, Inc.,              reports)
multidistricted for pre-trial in
federal district court in New Jersey       Plaintiff was originally going
(originally in M.D. Fla.)[Hussey]          to amend complaint but has not
                                           done so yet.
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Medquest Associates, Inc. and Grove      - Federal securities law: Section
Diagnostic Imaging, Inc. v. Medical        12(a)(2) of the 1933 Act (based on
Resources, Inc. and Does 1 through 100     fact that MRI "should have known" the
inclusive, multidistricted for             registration statement would not be
pre-trial in federal district court in     approved)
New Jersey (originally in C.D. Cal.)     - Breach of contract (based solely on
                                           failure to register the shares)
                                         - Breach of implied covenant of good
                                           faith and fair dealing (based on
                                           smae)
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Magnetic Scans, Inc. v. Medical          - Breach of Contract
Resources, Inc. and Jacksonville
Resources, Inc., Circuit Court Of The
Twentieth Judicial Circuit In And For
Collier County, Florida.
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Payne, et. al. v. Medical Resources,     - Breach of contract
Inc., et al.                             - Fraudulent Misrepresentation
                                         - Negligent Misrepresentation
                                         - Recission and Restitution
                                         - Accounting
                                         - Money had and received
                                         - Imposition of a Constructive Trust
                                         - Declaratory relief
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